Exhibit 10.12
Datadog, Inc.
620 8th Avenue, 45th Floor
New York, NY 10018
(866) 329-4466
www.datadoghq.com

June 27, 2024

Yanbing Li
[Address]

Yanbing,

Datadog, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1.Position. Your initial title will be Chief Product Officer (CPO), and you will report to the Company’s Chief Executive Officer beginning on August 5, 2024. This is a full-time, exempt position based in New York, New York. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2.Base Salary. The Company will pay you a starting salary of $17,708.33 per pay period (equivalent to $425,000.00 annually), subject to appropriate tax withholdings and deductions, payable in accordance with the Company’s standard payroll schedule. This salary may be subject to adjustment pursuant to the Company’s compensation policies in effect from time to time. As an exempt employee, you will not be entitled to overtime pay and your salary is intended to cover all hours worked, including any hours worked in excess of limits mandated by applicable law.

3.Target Bonus. You will also be eligible for an annualized target bonus of $400,000.00, paid on an Annual Bonus Plan, based on certain specified achievements, prorated to your start date.

4.Relocation. By accepting this offer, you agree to relocate to the New York area to work in the New York Datadog office by your start date. The Company will provide you with a one-time Relocation Payment of $200,000 in order to assist with the expenses you expect to incur during your relocation to the New York area. This payment will be grossed up for payroll tax withholding purposes and will be paid in the second pay period following your relocation to the New York area. Subject to applicable law, you agree to repay a prorated portion of the gross amount, less FICA taxes, of Relocation Payment to the Company in full if you voluntarily terminate your employment with the Company before the one-year anniversary of your start date.

5.Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits which are outlined in the benefits guide. Please note, however, that the terms of the full benefits plans will take precedence over descriptions in the Benefits Guide.

6.Equity Award. Subject to the approval of the Company’s Board of Directors or its Compensation Committee (the “Administrator”), you will be granted with respect to the Company’s Class A Common Stock a restricted stock unit award with a value of $10,000,000.00 and a performance stock unit award, based on certain specified achievements, with a value of $10,000,000.00, in each case as determined by the Administrator (the “RSU/PSU”). The exact value of the RSU/PSU may increase or decrease depending on stock prices during the month of your start date with the Company as calculated under the Company's standard procedures. The RSU/PSU will be granted under and subject to the terms and conditions applicable to RSUs/PSUs granted under the Company’s 2019 Equity Incentive Plan (the “Plan”), as described in the Plan and the applicable RSU Agreement or PSU Agreement. The RSU/PSU will vest over a four-year schedule in accordance with the Company’s standard policy and the applicable RSU Agreement or PSU Agreement.

7.Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign and to comply with the Company’s standard Proprietary Information and Inventions Agreement, which is attached hereto as Exhibit A (the “PIIA”). Upon your relocation to the New York area, you will be required to sign a New York-specific amendment.

8.Severance Benefits. You will be eligible for severance benefits in accordance with the Severance Agreement attached hereto as Exhibit B.

9.Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s employment policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

10.Other Required Conditions. This offer of employment is contingent on the following:

i.Satisfactory reference check(s);
ii.Satisfactory clearance of a background investigation, which may include verification of previous employers, verification of education, and review of criminal record; and
iii.Providing legal proof of your identity and authorization to work in the United States subject to applicable E-Verify requirements.
Important Note: While your start date may not be delayed, your continued employment with the Company will remain subject to the completion of the above conditions. You are expected to fully cooperate with providing the Company additional documentation or information related to these matters upon request, subject to applicable laws.

11.Tax Matters.

i.Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions as required by law.
ii.Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

12.Interpretation, Amendment and Enforcement. This letter agreement and the exhibits hereto constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by New York law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in New York in connection with any Dispute or any claim related to any dispute.

[signature page follows]

You may indicate your agreement with these terms and accept this offer by signing and dating both this letter agreement and the attached Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on Friday, July 5, 2024.

Sincerely,
DATADOG, INC.

By:	/s/ Olivier Pomel
Olivier Pomel Chief Executive Officer

I ACKNOWLEDGE RECEIPT OF, AND AGREE TO THE TERMS OF, THIS LETTER AGREEMENT (INCLUDING SALARY, PAY RATE AND PAYDAY INFORMATION). I ADVISED DATADOG THAT MY PRIMARY LANGUAGE IS ENGLISH, AND WAS GIVEN THIS LETTER AGREEMENT IN ENGLISH BECAUSE IT IS MY PRIMARY LANGUAGE.

By:	/s/ Yanbing L	Date:	July 1, 2024
Yanbing Li
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